UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Benson Hill, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

082490103

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS GV 2017, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 9,267,174 (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 9,267,174 (2)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,267,174
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.20% (3)
12	TYPE OF REPORTING PERSON PN

(1)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2017, L.P.

(2)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2017, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS GV 2017 GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 9,267,174 (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 9,267,174 (2)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,267,174
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.20% (3)
12	TYPE OF REPORTING PERSON PN

(1)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2017, L.P.

(2)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2017, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS GV 2017 GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 9,267,174 (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER. 9,267,174 (2)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,267,174
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.20% (3)
12	TYPE OF REPORTING PERSON OO

(1)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2017, L.P.

(2)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2017, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS GV 2019, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 5,485,097 (4)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 5,485,097 (5)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,485,097
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.08% (3)
12	TYPE OF REPORTING PERSON PN

(4)

Consists of 5,485,174 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2019, L.P.

(5)

Consists of 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2019, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS GV 2019 GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 5,485,097 (4)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 5,485,097 (5)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,485,097
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.08% (3)
12	TYPE OF REPORTING PERSON PN

(4)

Consists of 5,485,174 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2019, L.P.

(5)

Consists of 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2019, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS GV 2019 GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 5,485,097 (4)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER. 5,485,097 (5)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,485,097
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.08% (3)
12	TYPE OF REPORTING PERSON OO

(4)

Consists of 5,485,174 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2019, L.P.

(5)

Consists of 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2019, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS Alphabet Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 14,752,271 (6)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER. 14,752,271 (7)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,752,271
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.29% (3)
12	TYPE OF REPORTING PERSON OO

(6)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. and 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2017, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2019, L.P.

(7)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. and 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2017, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2019, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS XXVI Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 14,752,271 (6)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER. 14,752,271 (7)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,752,271
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.29% (3)
12	TYPE OF REPORTING PERSON CO

(6)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. and 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2017, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2019, L.P.

(7)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. and 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2017, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2019, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. 082490103	13G

1	NAME OF REPORTING PERSONS Alphabet Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 14,752,271 (6)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER. 14,752,271 (7)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,752,271
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.29% (3)
12	TYPE OF REPORTING PERSON CO, HC

(6)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. and 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2017, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote the shares held directly by GV 2019, L.P.

(7)

Consists of 9,267,174 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. and 5,485,097 shares of the Issuer’s Common Stock held directly by GV 2019, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2017, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to dispose of the shares held directly by GV 2019, L.P.

(3)

Based on 178,058,737 shares of the Issuer’s Common Stock outstanding as of November 11, 2021 as disclosed in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 15, 2021.

ITEM 1(A).	NAME OF ISSUER

Benson Hill, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

1001 North Warson Rd.

St. Louis, MO 63132

ITEM 2(A).	NAME OF PERSONS FILING:

This statement is filed by the following entities, collectively referred to as the “Reporting Persons”:

•	GV 2017, L.P., a Delaware limited partnership

•	GV 2017 GP, L.P., a Delaware limited partnership

•	GV 2017 GP, L.L.C., a Delaware limited liability company

•	GV 2019, L.P., a Delaware limited partnership

•	GV 2019 GP, L.P., a Delaware limited partnership

•	GV 2019 GP, L.L.C., a Delaware limited liability company

•	Alphabet Holdings LLC, a Delaware limited liability company

•	XXVI Holdings Inc., a Delaware corporation, and

•	Alphabet Inc., a Delaware corporation

Each of GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may be deemed to have sole power to vote or sole power to dispose of the securities owned directly by GV 2017, L.P.

Each of GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may be deemed to have sole power to vote or sole power to dispose of the securities owned directly by GV 2019, L.P.

ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

The address of the principal business office for each of the Reporting Persons is:

1600 Amphitheatre Parkway

Mountain View, CA 94043

ITEM 2(C).	CITIZENSHIP:

GV 2017, L.P. is a Delaware limited partnership, GV 2017 GP, L.P. is a Delaware limited partnership, GV 2017 GP, L.L.C. is a Delaware limited liability company, GV 2019, L.P. is a Delaware limited partnership, GV 2019 GP, L.P. is a Delaware limited partnership, GV 2019 GP, L.L.C. is a Delaware limited liability company, Alphabet Holdings LLC is a Delaware limited liability company, XXVI Holdings Inc. is a Delaware corporation, and Alphabet Inc. is a Delaware corporation.

ITEM 2(D)/(E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER:

Common Stock, par value $0.0001 per share

CUSIP # 082490103

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b) Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Under certain circumstances set forth in the limited partnership agreement of GV 2017, L.P., the limited partnership agreement of GV 2019, L.P., the limited partnership agreement of GV 2017 GP, L.P., the limited partnership agreement of GV 2019 GP, L.P., the limited liability company agreement of GV 2017 GP, L.L.C., and the limited liability company agreement of GV 2019 GP, L.L.C., the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a general partner, limited partner, or member.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

ITEM 10.	CERTIFICATION:

Not Applicable.

SIGNATURES

After reasonable inquiry and to the best of her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2022

GV 2017, L.P.

By: GV 2017 GP, L.P., its General Partner

By: GV 2017 GP, L.L.C., its General Partner

By: Alphabet Holdings LLC, its Sole Member

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Secretary

GV 2017 GP, L.P.

By: GV 2017 GP, L.L.C., its General Partner

By: Alphabet Holdings LLC, its Sole Member

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Secretary

GV 2017 GP, L.L.C

By: Alphabet Holdings LLC, its Sole Member

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Secretary

GV 2019, L.P.

By: GV 2019 GP, L.P., its General Partner

By: GV 2019 GP, L.L.C., its General Partner

By: Alphabet Holdings LLC, its Sole Member

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Secretary

GV 2019 GP, L.P.

By: GV 2019 GP, L.L.C., its General Partner

By: Alphabet Holdings LLC, its Sole Member

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Secretary

GV 2019 GP, L.L.C.

By: Alphabet Holdings LLC, its Sole Member

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Secretary

Alphabet Holdings LLC

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Secretary

XXVI Holdings Inc.

By:	/s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title: Assistant Secretary

Alphabet Inc.

By: /s/ Kathryn W. Hall

Name: Kathryn W. Hall

Title:   Assistant Secretary

EXHIBIT INDEX

Exhibit		Found on Sequentially Numbered Page

Exhibit A:	Agreement of Joint Filing	17